Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Harden Technologies Inc. on Form F-1 (Post-effective Amendment No. 1) [FILE NO. 333-269755] of our report dated May 15, 2024, with respect to our audits of the consolidated financial statements of Harden Technologies Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 24, 2024